Exhibit 10.1

NORTHEAST COMMUNITY BANK
EXECUTIVE INCENTIVE DEFERRAL PLAN

Article I
Purpose

The purpose of the Northeast Community Bank Executive Incentive Deferral Plan is to assist Northeast Community Bank (the “Bank”) in retaining and attracting officers of exceptional ability and rewarding officers for meeting or exceeding specific business plan objectives or performance measurements.

Article II
Definitions

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Bank means Northeast Community Bank, White Plains, New York.

Beneficiary means the person, persons or entity designated by the Participant to receive benefits payable under the Plan.

Board means the Board of Directors of the Bank.

Change in Control shall mean a change in control as defined in Code Section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)
Change in ownership: a change in ownership of the Company, a corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of the Company stock constituting more than 50% of the total fair market value or total voting power of the Company stock,

(b)
Change in effective control: (i) any one person or more than one person acting as a group acquires within a 12-month period ownership of the Company stock possessing 30% or more of the total voting power of the Company stock, or (ii) a majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company’s board of directors, or

(c)
Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Company’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Company assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Notwithstanding anything in this Plan to the contrary, a “Change in Control” shall not include a “second-step” conversion of the Company and the Bank to a stock company structure whereby the Bank is controlled by an entity wholly-owned by shareholders other than the Company.

Code means the Internal Revenue Code of 1986, as amended.

Company means Northeast Community Bancorp, Inc., a federal corporation.

 Declared Rate means the Bank’s [one-year CD rate] in effect on the first business day of the Plan Year.  The formula used to establish the Declared Rate may be amended by a resolution of the Board on a prospective basis.

Deferred Bonus means an award pursuant to Section 3.2 of the Plan.

Deferred Bonus Account means the account maintained on the books of the Bank for each Participant pursuant to Article IV.  A Participant’s Deferred Bonus Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.  A Participant’s Deferred Bonus Account shall not constitute or be treated as a trust fund of any kind.

Designation of Form for Payment means the agreement filed by a Participant designating the manner in which the Participant’s Deferred Bonus Account balance shall be paid to the Participant or his beneficiary.

Determination Date means the date on which the amount of a Participant’s Deferred Bonus Account is determined as provided in Article IV hereof.  The last day of each Plan Year shall be the Determination Date.

Disability means a physical or mental condition which constitutes a disability within the meaning of Section 22(e)(3) of the Code.

Just Cause shall mean termination because of the Participant’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, incompetence, continuing material failure to perform assigned duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order, or a material breach of any provision of an employment agreement to which the Bank and the Participant are parties.

Normal Retirement Age means age 65 or as otherwise specified by the Board with respect to an individual Participant.

Participant means any officer of the Bank who is designated as a Participant by the Board.

Plan Year means a twelve month period commencing January 1st and ending the following December 31st.  The first Plan Year shall commence on ________, 2008 and end on December 31, 2008.

Separation from Service means a termination of a Participant’s services (whether as an employee or an independent contractor) to the Bank.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the

Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty six (36) month period.

Article III
Participation and Benefits

3.1           Participation.

Participation in the Plan shall be limited to those officers of the Bank designated as Participants by resolution of the Board.  The Board may, upon designation of an officer as a Participant for any Plan Year, establish such terms and conditions of participation as it deems appropriate,.  Notwithstanding anything herein to the contrary, designation as a Participant shall not entitle a Participant to the award of a Deferred Bonus in a specific Plan Year.  The Board may terminate an officer’s status as a Participant on a prospective basis, provided, however, that such termination shall not affect a Participant’s previously accrued benefits.

3.2           Amount of Deferred Bonus.

For any Plan Year, a Participant’s Deferred Bonus, if any, shall be determined by reference to the attainment of criteria established by the Board on an annual basis.  Such criteria shall relate to the financial performance of the Bank and may be subject to adjustment for extraordinary items to the extent deemed appropriate by the Board.  For any Plan Year after the initial Plan Year, the Board shall, by resolution, establish such criteria not later than March 31 of such year.  For the first Plan Year ending December 31, 2008, such criteria shall be established not later than April 30, 2008.  The Deferred Bonus, if any, shall be credited to a Participant’s Deferred Bonus Account as of the last day of the Plan Year to which the award relates.

3.3           Vesting of Deferred Bonus Awards; Accelerated Vesting of Deferred Bonus Awards.

Unless otherwise determined by the Board at the time a Participant is informed of his or her Deferred Bonus opportunity for a Plan Year, each Deferrral Bonus award shall vest at the rate of 20% per year while the Participant is employed by the Bank, beginning on the date the award is credited to the Participant’s Deferred Bonus Account and continuing on each anniversary of such date until fully vested.  Unless otherwise determined by the Board at the time an officer is designated as a Participant, a Participant’s Deferred Bonus awards shall automatically vest upon (i) the Participant’s death or Disability, (ii) upon the occurrence of a Change in Control, or (iii) upon the Participant’s Separation from Service at or after attaining Normal Retirement Age.

Article IV
Deferred Bonus Account

4.1          Determination of Account.

Each Participant’s Deferred Bonus Account as of each Determination Date shall consist of the balance of the Participant’s Deferred Bonus Account as of the immediately preceding Determination Date plus the Participant’s Deferred Bonus, if any, awarded since the immediately preceding Determination Date.  The Deferred Bonus Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Bonus Account since the preceding Determination Date.

4.2           Crediting of Account.

As of each Determination Date, the Participant’s Deferred Bonus Account shall be increased by the amount of interest earned since the preceding Determination Date.  Interest shall be based upon the Declared Rate, which shall be adjusted annually on the first business day of the Plan Year to apply during such Plan Year.  Interest shall be based upon the average daily balance of the Participant’s Deferred Bonus Account since the last preceding Determination Date, but after the Deferred Bonus Account has been adjusted for any contributions to be credited as of such day.

4.3           Statement of Accounts.

The Bank shall provide each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Bank deems desirable, setting forth the balance to the credit of such Participant in his Deferred Bonus Account as of the last day of the preceding Plan Year.

Article V
Benefits

5.1           Separation from Service.

Upon a Separation from Service, other than for Just Cause (as reasonably determined by the Bank), the Bank shall pay to the Participant a benefit equal to the amount of his vested Deferred Bonus Account commencing on a date determined in accordance with Section 5.3 of the Plan.  Notwithstanding anything in this Plan to the contrary, no benefit shall be payable to a Participant under this Plan if the Participant terminates employment under circumstances constituting Just Cause.

5.2           Form of Benefit Payment.

(a)           Upon a Separation from Service pursuant to Section 5.1 (or upon the occurrence of a Change in Control if elected by the Participant), the Bank shall pay the Participant’s Deferred Bonus Account in the form of (i) a lump sum or, (ii) an annual payment of a fixed amount which shall amortize the Deferred Bonus Account balance in equal installments of principal and interest over a period of at least two (2) and not more than ten (10) years as designated by the Participant on his Designation of Form for Payment.  For purposes of determining the amount of the annual payment, the rate of interest shall be the average of the Declared Rate credited to the Participant’s Deferred Bonus Account for the three (3) years preceding the initial payment (or such lesser number of years in which the Participant participated in the Plan).

(b)           If a Participant wishes to change his payment election, the Participant may do so by completing a new Designation of Form of Payment, provided that any such election (i) must be made prior to the Participant’s Separation from Service, (ii) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made and accepted by the Bank, and (iv) for payments to be made other than upon death or Disability, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).  For purposes of this Plan and paragraph (a) above, all installment payments under this Plan shall be treated as a single payment.

5.3           Commencement of Payments.

(a)           Payments due under Section 5.1 shall commence not later than thirty (30) days following the date the Participant incurs a Separation from Service and continue in accordance with the Participant’s election under Section 5.2 of the Plan.

(b)           A Participant may elect on his or her Designation of Form of Payment to defer the commencement of benefit payments otherwise payable at the time specified in Section 5.3(a) to a later date but in any event not beyond the first business day of the January occurring after the year in which the Participant attains age 70.  Such election must be made prior to a Participant’s termination of employment in accordance with Section 5.2(a) and (b).

(c)           All installment payments made pursuant to this Section 5.3 shall be payable annually beginning with a single payment on the date specified in Section 5.3(a) and continuing each anniversary of such date until fully paid in accordance with the Participant’s election.

5.4           Specified Employees.

Despite any contrary provision of this Plan, if, when the Participant’s service terminates, the Participant is a “specified employee,” as defined in Section 409A of the Code, and if any payments under Article 5 of this Agreement will result in additional tax or interest to the Participant because of Section 409A, the Participant shall not be entitled to payment under Article 5 until the earliest of (i) the date that is at least six months after termination of the Participant’s employment for reasons other than the Participant’s death, (ii) the date of the Participant’s death, or (iii) any earlier date that does not result in additional tax or interest to the Participant under Section 409A. If any provision of this Agreement would subject the Participant to additional tax or interest under Section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest.

Article VI
Beneficiary Designation

6.1           Beneficiary Designation.

Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan.  Any Participant Beneficiary designation shall be made in a written instrument filed with the Board and shall be effective only when received in writing by the Board.  Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Board.  The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

6.2           No Participant Designation.

If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then Participant’s designated Beneficiary shall be deemed to be (i) the Participant’s surviving spouse or (ii) if none, the Participant’s estate.

6.3           Effect of Payment.

The payment to the deemed Beneficiary shall completely discharge Bank’s obligations under this Plan.

Article VII
Administration and Claim

7.1           Administration.

The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Board or a designated committee of the Board.  The Board or designated committee shall have the authority to resolve any question under the Plan.  The determination of the Board or the designated committee as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law.  All references in this Plan to the “Board” shall be deemed to refer to any committee of the Board designated for the purposes set forth herein.

7.2           Claims Procedures.

(a)           Claims for benefits under the Plan shall be submitted in writing to the Chairman of the Board.

(b)           If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within a reasonable period following the date on which the claim is filed, which notice shall set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claim review procedure.

If the claim has not been granted and written notice of the denial of the claim is not furnished in a timely manner following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

(c)           The claimant or his authorized representative shall have 30 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Chairman of the Board, and may review pertinent documents and submit issues and comments in writing within such 30-day period.

After receipt of the request for review, the Board shall, in a timely manner, render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based.  The decision by the Board shall not be subject to further review.  If a decision on review is not furnished to a claimant, the claim shall be deemed to have been denied on review.

(d)           No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this section.

Article VIII
Amendment and Termination of Plan

8.1           Amendment.

The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Deferred Bonus Account maintained pursuant to any existing award under the Plan.  Any change in the formula used to determine the Declared Rate shall be prospective only and shall not become effective until the first day of the calendar year which follows the adoption of the amendment.

8.2           Termination of Plan.

The Board may at any time terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Bank, but such termination shall not affect the accrued benefits of Participants as of the date of termination and Participants shall continue to vest in awards made prior to termination based on their service after the date of termination.  Such awards shall otherwise remain subject to the terms of this Plan.

Article IX
Miscellaneous

9.1           Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors and assigns shall have no secured interest or claim in any property or assets of the Bank, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank (“Policies”).  Such Policies or other assets of the Bank shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Bank under this Plan.  Any and all of the Bank’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank.  The Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future.  The Bank shall have no obligation under this Plan with respect to individuals other than that Bank’s employees, directors or consultants.

9.2           Non-assignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

9.3           Not a Contract of Employment.

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided herein.  Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge him at any time.

9.4           Terms.

Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

9.5           Captions.

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.6           Governing Law.

The provisions of this Plan shall be construed and interpreted according to the laws of the State of New York, unless preempted by federal law.

9.7           Validity.

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.8           Notice.

Any notice or filing required or permitted to be given to the Bank under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Board.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

9.9           Successors.

The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank and successors of any such corporation or other business entity.

9.10           Effective Date.

The Plan was adopted by the Board on August 13, 2008 and is effective as of such date.